Exhibit 3.01

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TRIBAL FUSION, INC.

The undersigned, Dilip DaSilva, hereby certifies that:

1. He is the duly elected and acting President of Tribal Fusion, Inc., a Delaware corporation.

2. The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on June 5, 2000.

3. The Certificate of Incorporation of this corporation shall be amended and restated to read in full as follows:

“ARTICLE I

The name of the corporation is Tribal Fusion, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the city of Wilmington, County of New Castle. The name of the registered agent at such address is Corporation Service Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

Upon the effective date of the filing of this Amended and Restated Certificate of Incorporation, every share of this corporation’s outstanding Common Stock, each with $0.0001 par value, shall be converted and reconstituted into ten shares of Common Stock or Preferred Stock, respectively, each with $0.00001 par value (the “Stock Split”). No further adjustment of any preference, price or right set forth in this Article IV shall be made as a result of the Stock Split, as all share amounts, amounts per share and per share numbers set forth in this Amended and Restated Certificate of Incorporation have been appropriately adjusted to reflect the Stock Split.

The aggregate number of shares which the Corporation shall have authority to issue is 100,000,000 shares of capital stock, all of which shall be designated “Common Stock” and have a par value of $0.00001 per share.

ARTICLE V

In furtherance of and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, amend or repeal Bylaws of the Corporation.

ARTICLE VI

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

ARTICLE VII

(A) To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

(B) The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

(C) Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.”

*_*_*

The foregoing Amended and Restated Certificate of Incorporation has been duly adopted by this corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

Executed at Emeryville, California, on November 2, 2005.

/s/ Dilip DaSilva
Dilip DaSilva, President

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF TRIBAL FUSION, INC.

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

TRIBAL FUSION, INC.

The undersigned, Dilip DaSilva, hereby certifies that:

1. He is the duly elected President of Tribal Fusion, Inc., a Delaware corporation.

2. The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on June 5, 2000.

3. Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment of Amended and Restated Certificate of Incorporation amends Article I of this corporation’s Amended and Restated Certificate of Incorporation to read in its entirety as follows:

“The name of the corporation shall be “Exponential Interactive, Inc. (the “Corporation”).”

4. The foregoing Certificate of Amendment has been duly adopted by this corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

Executed at Emeryville, California, on April 13, 2006.

/s/ Dilip DaSilva
Dilip DaSilva, President